Exhibit 99.1

For Immediate Release

CHOICE HOTELS ANNOUNCES MANAGEMENT SUCCESSION PLAN

Stephen P. Joyce to Join Choice as President and Chief Operating Officer

Bruce N. Haase Named Executive Vice President, Global Brand Operations

SILVER SPRING, Md. (March 21, 2008) – The board of directors of Choice Hotels International, Inc. (NYSE: CHH) today announced a management succession plan intended to support the company through the next phase of its growth. Under the plan, Stephen P. Joyce has been named president and chief operating officer effective May 1, 2008; Bruce N. Haase has been promoted to executive vice president, global brand operations, effective immediately.

Joyce (48), a 25-year veteran of Marriott International, Inc. (NYSE: MAR) is currently executive vice president, global development/owner and franchise services at Marriott. His appointment at Choice positions him to succeed longstanding Choice Hotels CEO Chuck Ledsinger in October 2008, at which point Choice plans to name Joyce President and CEO, with Ledsinger remaining with the company as vice chairman.

“Over the past year, the board and I have been working to ensure our continued long-term growth. These two appointments are an important part of the company’s succession strategies,” said Ledsinger, who has been at the helm of Choice for 10 years. “Our top priority is to ensure that the next generation of leadership at Choice will execute our core strategies and drive substantial growth for the benefit of our shareholders, franchise owners, and associates. After conducting a comprehensive, deliberate and thoughtful search, we ultimately found what we were looking for in Steve Joyce. I am confident that Steve has the operational acumen and strategic vision to lead Choice to the next level of its journey, and that he will do so with passion and integrity,” said Ledsinger.

“Chuck Ledsinger has been responsible for the greatest level of growth in our history,” said Stewart Bainum, Jr., chairman. “Under his leadership, Choice developed a strong management team and established a business model for growth, profitability and sustainability—with a focus on significantly growing our franchise system and building strength through our relationships with our franchisees. As a result, the company has grown at a faster pace than other lodging companies, and we have been able to deliver a higher level of shareholder value to our owners.”

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Additional Background

Stephen P. Joyce has a unique and impressive track record in all aspects of the lodging industry—holding positions of increasing responsibility in finance, franchising, operations and development throughout his career. He joined Marriott in 1982 in corporate internal audit and operational consulting, and progressed through the company in a variety of roles while establishing himself as a collaborative, thoughtful and strategic leader. Under his management, Marriott’s franchise development growth increased at a substantial pace, and the quality of its hotel portfolio improved significantly. During this time, Joyce also focused his efforts on listening and responding to the needs of its growing base of franchise owners and to strategies that would help drive their return on investment. Joyce earned his bachelor’s degree in Commerce from the University of Virginia, and has done graduate work at the Wharton School of the University of Pennsylvania and the Aspen Institute.

Bruce N. Haase is an eight-year veteran of Choice and has been in his position as senior vice president, brand operations and international since May 2007. Haase (47) was formerly senior vice president, brand operations and international. In his new position, he will continue to lead the operational strategies for the vast majority of the company’s worldwide portfolio, but his role will include greater responsibility for the company’s strategic direction. His broad range of experience includes a track record of success in finance and operations on both a domestic and global scale. Prior to joining Choice, Bruce held key positions for a variety of publicly held companies, including Marriott International and Caterair International, as well as national homebuilder The Ryland Group, Inc., and leading global investment banking and securities firm Goldman Sachs. A graduate of Virginia Polytechnic Institute with a degree in electrical engineering, Haase also holds a master’s degree in electrical engineering from Johns Hopkins University and a master’s degree in business administration with a concentration in corporate finance from the Wharton School of the University of Pennsylvania.

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About Choice Hotels

Choice Hotels International franchises more than 5,500 hotels, representing more than 450,000 rooms, in the United States and 37 countries and territories. As of December 31, 2007, 1,004 hotels are under development in the United States, representing 79,342 rooms, and an additional 89 hotels, representing 8,640 rooms, are under development in more than 15 countries and territories. The company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands serve guests worldwide.

Additional corporate information may be found on Choice Hotels Web site, which may be accessed at www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law including, but not limited to, the company’s plans to name Stephen Joyce as President and CEO, and the company’s plans to achieve continued growth and financial success. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. The company’s Form 10-K for the year ended December 31, 2005 details some of the important risk factors that you should review.

CONTACTS:

Media Relations:	Investor Relations:
Anne Madison, Vice President, Corporate Communications (301) 592-6723 office (410) 300-1796 cell	David White, Chief Financial Officer 301-592-5117

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International, Inc.

© 2008 Choice Hotels International, Inc. All rights reserved.